Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Reports Q3 Results at the Better End of Guidance Range,

Raises Earnings Forecast for the Year

MERRIMACK, NH, November 17, 2004 – Brookstone, Inc. (Nasdaq: BKST), the product development and specialty retail company, today announced that its third-quarter earnings were at the better end of the range of Company guidance, posting a net loss of $6.7 million, or $0.33 per diluted share.

Total Company sales for the 13-week period ended October 30, 2004, climbed 15.9 percent to $85.4 million, compared to $73.7 million for the third quarter in 2003, while same-store sales rose 4.3 percent. Direct-Marketing sales in the third quarter 2004 jumped 17.9 percent to $15.8 million.

For the third quarter, Brookstone reported a net loss of $6.7 million, or $0.33 per diluted share, compared to a net loss in the third quarter of 2003 of $5.9 million, or $0.30 per diluted share.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

Year-to-date, Brookstone total sales soared 21.4 percent to $261.1 million, compared to $215.1 million for the first nine months of 2003, while same-store sales climbed 12.2 percent. Direct-Marketing sales for the first nine months of 2004 increased 17.1 percent to $43.9 million, compared to $37.5 million last year. Net loss year-to-date stands at $11.8 million, or $0.58 per diluted share, an improvement of 19.2 percent over the net loss over the first nine months of 2003 of $14.6 million, or $0.75 per diluted share.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said the Company’s year-to-date results position Brookstone well for success in the remainder of the year.

“We are very pleased with our performance over the first nine months of the year,” Mr. Anthony said. “All three strategies of the Brookstone business model - product development, retail stores and multi-channel synergy - continue to drive our Company to record levels.”

Mr. Anthony continued: “For the Holidays, we have already introduced innovations in a variety of categories, and new merchandise continues to arrive daily. We believe our exciting new products, the majority of which Brookstone designs and engineers, will again make Brookstone the retailer of choice for innovative and high-quality gifts this Holiday season. Our in-stock performance has been excellent, and our current inventory situation, combined with planned receipts, will ensure we are in position to meet our sales plans.”

Mr. Anthony continued: “We recently completed our 2004 new-store and remodeling program, opening 20 new stores, including three in airports and two Gardeners Eden locations, and remodeling 12 stores.”

Mr. Anthony continued: “Our Direct-Marketing efforts remain an important component to our success. In the fourth quarter, we will increase the circulation of the Brookstone catalog to more than 19 million books, from 11 million in 2003, a proven strategy that delivers additional incremental traffic and sales to our retail stores and generates revenue and profit to all three sales channels.”

Mr. Anthony concluded: “We anticipate same-store sales increases in the mid-single digits for the fourth quarter. Based on our performance over the first nine months of the year and the potential for success during the fourth quarter, we are raising our 2004 year-end earnings projection to a range of $1.12 and $1.14 per diluted share.”

Brookstone, Inc. is a product development and specialty retail company that operates 287 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles -- Brookstone, Hard-to-Find Tools and Gardeners Eden -- as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands, except per share data)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Net sales	$85,355	$73,657	$261,122	$215,088
Cost of sales	58,927	51,993	176,955	152,010

Gross profit	26,428	21,664	84,167	63,078
Selling, general and administrative expenses	36,113	30,903	101,389	86,194

Loss from operations	(9,685)	(9,239)	(17,222)	(23,116)
Interest expense, net	315	298	760	609

Loss before taxes and other party interest in consolidated entities	(10,000)	(9,537)	(17,982)	(23,725)
Income tax benefit	(3,464)	(3,672)	(6,537)	(9,134)

Loss before other party interests in consolidated entities	(6,536)	(5,865)	(11,445)	(14,591)
Other party interest in consolidated entities, net of tax	143	—	343	—

Net Loss	$(6,679)	$(5,865)	$(11,788)	$(14,591)

Net Loss per share – basic and diluted	$(0.33)	$(0.30)	$(0.58)	$(0.75)

Weighted average shares outstanding – basic/diluted	20,341	19,737	20,183	19,424

Brookstone, Inc.

Consolidated Condensed Balance Sheet

($ in thousands)

	Unaudited
	October 30, 2004	November 1, 2003	January 31, 2004
Current Assets:
Cash and cash equivalents	$3,700	$1,544	$69,738
Receivables, net	8,002	7,044	7,476
Merchandise inventories	98,845	84,771	66,876
Deferred income taxes	13,027	15,258	4,799
Other current assets	7,389	6,548	6,217

Total current assets	130,963	115,165	155,106
Deferred income taxes	4,731	5,091	4,738
Property and equipment, net	74,796	50,300	53,970
Intangible assets, net	3,920	4,191	4,123
Other assets	10,263	7,610	2,390

Total assets	$224,673	$182,357	$220,327

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$31,092	$27,001	$15,759
Other current liabilities	29,855	26,137	41,827

Total current liabilities	60,947	53,138	57,586
Other long term liabilities	17,386	14,934	15,676
Long term debt	9,144	1,985	1,941
Commitments and Contingencies
Total shareholders’ equity	137,196	112,300	145,124

Total liabilities and shareholders’ equity	$224,673	$182,357	$220,327